                                                                        EX-99.B(h)ifiasa

ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

         AGREEMENT is made as of the 25th day of August, 2004, by and between Ivy Funds, Inc. (the "Company"), a Maryland Corporation, and Waddell & Reed Services Company ("WRSCO"), a Missouri corporation,

WITNESSETH:

         WHEREAS, the Company wishes to appoint WRSCO to be its Accounting Services Agent and to perform certain administrative services with respect to each of its series listed in Appendix A (each, a "Fund") upon and subject to the terms and provisions of this Agreement;

         NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

         A.         Appointment of WRSCO as Accounting Services Agent and Administrator for the Company; Acceptance.

                  (1) The Company hereby appoints WRSCO to act as Accounting Services Agent and Administrator for the Funds upon and subject to the terms and provisions of this Agreement.

                  (2) WRSCO hereby accepts the appointment as Accounting Services Agent and Administrator for the Funds and agrees to act as such, upon and subject to the terms and provisions of this Agreement.

         B.         Duties of WRSCO.

                  WRSCO shall perform such duties as set forth in this Paragraph B as agent for and on behalf of the Company.

         (1) WRSCO shall at its expense provide bookkeeping and accounting services and assistance, including, in particular, the following services as are required by the Funds:

a)

maintaining the registration or qualification of the Funds and their shares under state "Blue Sky" or securities laws and regulations, provided that the Funds shall pay all related filing fees and registration or qualification fees;

b)

record the current days' trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value for the Funds, including pricing daily the value of the shares of the Funds;

c)	assisting the Funds and third party solicitors (if any) in connection with soliciting and gathering shareholder proxies;
d)

preparing the Funds' U.S. Federal, state and local income tax returns, provided that the Funds shall pay all charges for services and expenses of the Funds' independent auditors in reviewing such returns;

e)

preparing the financial information for the Funds' prospectuses, statements of additional information and periodic reports to shareholders, provided that the Funds shall pay all charges for services and expenses of the Funds' independent auditors;

f)

preparing Form N-SAR, Form N-CSR, Form N-PX and Form N-Q, or such other forms as the Securities and Exchange Commission (the "SEC") from time to time may prescribe under the Investment Company Act of 1940, as amended (the "1940 Act");

g)

in coordination with the Funds' legal counsel, preparing and filing with the SEC of the Funds' registration statement (including prospectuses and statements of additional information), and any amendments or supplements that may be made from time to time, and preparing and filing with the SEC of notices and proxy materials for meetings of shareholders, provided that the Funds shall pay all charges for services and expenses of the Funds' outside legal counsel;

h)	assisting in the printing of the Funds' prospectuses, periodic reports to shareholders and proxy materials;
i)	rendering statements or copies of records for the Funds from time to time as requested by the Company (see Appendix B);
j)	facilitating audits of accounts by the Company's independent auditors or by any other auditors employed or engaged by the Company or by any regulatory body with jurisdiction over the Company;
k)

computing each Fund's net asset value per share, and, if applicable, its public offering price, total returns and yields, and notifying the Company and such other persons as the Company may reasonably request of the net asset value per share, the public offering price and/or the total return yield; and

l)	providing executive, clerical and secretarial personnel competent to carry out the above responsibilities.

                  (2) WRSCO shall maintain and keep current the accounts, books, records, and other documents relating to the Funds' financial and portfolio transactions as may be required by rules and regulations of the SEC adopted under Sections 31(a) of the 1940 Act.

                  (3) WRSCO shall cause the subject records of the Funds to be maintained and preserved pursuant to the requirements under the 1940 Act.

                  (4) In pricing daily the value of shares of the Funds, WRSCO may make arrangements with, and obtain the value of portfolio securities from, pricing services or quotation services that are compensated by the Funds directly or indirectly through the placement of portfolio transactions with broker-dealers who provide such valuation or quotation services to WRSCO.

                  (5) WRSCO shall maintain duplicate copies, or information from which copies of the records necessary to the preparation of the Funds' financial statements and valuations of its assets may be reconstructed. Such duplicate copies or information shall be maintained at a location other than where WRSCO performs its normal duties hereunder so that in the event the records established and maintained pursuant to the foregoing provisions of this Section B are damaged or destroyed, WRSCO shall be able to provide the services and assistance specified in this Section B.

                  (6) WRSCO will compute each Fund's net asset value in a manner consistent with the specific provisions of the Funds' prospectuses. In general, such computation will be made by dividing the value of a Fund's portfolio securities, cash and any other assets, less its liabilities, by the number of shares of the Fund outstanding, adjusted to the nearest cent. Such computation will be made as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m., Eastern time) on each day that the New York Stock Exchange is open for trading. If applicable, WRSCO will also compute the public offering price by dividing the net asset value per share by the appropriate factor as provided by the Fund; the total return; and the yield.

                  Each Fund's liabilities are allocated between its classes. The total of such liabilities allocated to a class plus that class' distribution fee and any other expenses specially allocated to that class are then deducted from the class' proportionate interest in the Fund's assets, and the resulting amount for each class is divided by the number of shares of that class outstanding to produce the "net asset value" per share.

                  (7) In the event any of WRSCO's facilities or equipment necessary for the performance of its duties hereunder is damaged, destroyed or rendered inoperable by reason of fire, vandalism, riot, natural disaster or otherwise, WRSCO will use its best efforts to restore all services hereunder to the Funds and will not seek from the Funds additional compensation to repair or replace damaged or destroyed facilities or equipment. WRSCO shall also make and maintain arrangements for emergency use of alternative facilities for use in the event of the aforesaid destruction of or damage to its facilities.

         C.         Compensation of WRSCO.

                  Each Fund agrees to pay to WRSCO for its services under this Agreement, an amount payable on the first day of the month as shown on the following table pertinent to the average daily net assets of the Fund during the prior month:

Fund's Average Daily Net Assets for the Month	Monthly Fee
$ 0 - $ 10 million	$ 0
$ 10 - $ 25 million	$ 958
$ 25 - $ 50 million	$ 1,925
$ 50 - $100 million	$ 2,958
$100 - $200 million	$ 4,033
$200 - $350 million	$ 5,267
$350 - $550 million	$ 6,875
$550 - $750 million	$ 8,025
$750 - $ 1.0 billion	$10,133
$1.0 billion and over	$12,375

In addition, for each class of shares in excess of one, the Fund pays WRSCO a monthly per-class fee equal to 2.5% of the monthly base fee.

Each Fund also pays monthly a fee paid at the annual rate of 0.01% or one basis point for the first $1 billion of net assets with no fee charged for net assets in excess of $1 billion. This fee may be voluntarily waived until Fund assets are at least $10 million.

         D.         Right of the Company to Inspect; Ownership of Records.

                  The Company will have the right under this Agreement to perform on-site inspection of records and accounts, and audits directly pertaining to the Funds' accounting and portfolio records maintained by WRSCO hereunder at WRSCO's facilities. WRSCO will cooperate with the Company's independent auditors or representatives of appropriate regulatory agencies and furnish all reasonably requested records and data. WRSCO acknowledges that these records are the property of the Company, and that it will surrender to the Company all such records promptly on request.

         E.         Standard of Care; Indemnification.

                  WRSCO will at all times exercise reasonable care and good faith in performing its duties hereunder. WRSCO shall incur no liability to the Company or the Fund in connection with its performance of services hereunder, except to the extent that is does not comply with the foregoing standards. WRSCO will make every reasonable effort and take all reasonably available measures to assure the adequacy of its personnel, facilities and equipment as well as the accurate performance of all services to be performed by it hereunder within, at a minimum, the time requirements of any applicable statutes, rules or regulations made in the Company's current registration statement as filed with the SEC.

                  WRSCO shall not be responsible for, and the Company agrees to indemnify WRSCO for, any losses, damages or expenses (including reasonable counsel fees and expenses) (i) resulting from any claim, demand, action or suit not resulting from WRSCO's failure to exercise good faith or reasonable care and arising out of or in connection with WRSCO's duties on behalf of the Funds hereunder; (ii) for any delay, error or omission by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties (except with respect to WRSCO's employees), fire, mechanical breakdown beyond its control, flood catastrophe, acts of God, insurrection, war, riots or failure beyond its control of transportation, communication or power supply; or (iii) for any action taken or omitted to be taken by WRSCO in good faith in reliance on the accuracy of any information provided to it by the Company or its directors or in reliance on any advice of counsel who may be internally employed counsel or outside counsel for the Company or advice of any independent accountant or expert employed by the Company with respect to the preparation and filing of any document with a governmental agency or authority.

                  In order for the rights to indemnification to apply, it is understood that if in any case the Company may be asked to indemnify or hold WRSCO harmless, the Company shall be advised of all pertinent facts concerning the situation in question, and it is further understood that WRSCO will use reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present a claim for indemnification against the Company. The Company shall have the option to defend WRSCO against any claim which may be the subject of this indemnification and, in the event that the Company so elects, it will so notify WRSCO, and thereupon the Company shall take over complete defense of the claim, and WRSCO shall sustain no further legal or other expenses in such situation for which WRSCO shall seek indemnification under this paragraph. WRSCO will in no case confess any claim or make any compromise in any case in which the Company will be asked to indemnify WRSCO except with the Company's prior written consent.

         F.         Term of the Agreement; Taking Effect; Amendments.

                  This Agreement shall become effective at the start of business on the date hereof and shall continue, unless terminated as hereinafter provided, for a period of one (1) year and from year-to-year thereafter, provided that such continuance shall be specifically approved as provided below.

                  This Agreement shall go into effect, or may be continued, or may be amended, or a new agreement covering the same topics between the Company and WRSCO may be entered into only if the terms of this Agreement, such continuance, the terms of such amendment or the terms of such new agreement have been approved by the Board of Directors of the Company, including the vote of a majority of the directors who are not "interested persons," as defined in the 1940 Act, of either party to this Agreement, the agreement to be continued, amendment or new agreement, cast in person at a meeting called for the purpose of voting on such approval. Such a vote is hereinafter referred to as a "disinterested director vote."

                  Any disinterested director's vote shall, in favor of continuance, amendment or execution of a new agreement, include a determination that: (i) the Agreement, amendment, new agreement or continuance in question is in the best interests of the Company and its shareholders; (ii) the services to be performed under the Agreement, the Agreement as amended, new agreement or agreement to be continued, are services required for the operation of the Fund; (iii) WRSCO can provide services, the nature and quality of which are at least equal to those provided by others offering the same or similar services; and (iv) the fees for such services are fair and reasonable in the light of the usual and customary charges made by others for services of the same nature and quality.

                  Nothing herein contained shall prevent any disinterested director vote from being conditioned on the favorable vote of the holders of a majority (as defined in or under the 1940 Act) of the outstanding shares of the Funds.

         G.         Termination.

                  (1) This Agreement may be terminated by WRSCO at any time without penalty upon giving the Company at least one hundred twenty (120) days' written notice (which notice may be waived by the Fund) and may be terminated by the Company at any time without penalty upon giving WRSCO at least sixty (60) days' written notice (which notice may be waived by WRSCO), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Board of Directors of the Company in office at the time or by the vote of the holders of a majority (as defined in or under the 1940 Act) of the outstanding shares of the Funds.

                  (2) On termination, WRSCO will deliver to the Company or its designee all files, documents and records of the Company used, kept or maintained by WRSCO in the performance of its services hereunder, including such of the Company's records in machine readable form as may be maintained by WRSCO, as well as such summary and/or control data relating thereto used by or available to WRSCO.

                  (3) In addition, on such termination or in preparation therefore at the request of the Company and at the Company's expense, WRSCO shall provide, to the extent that its capabilities then permit, such documentation, personnel and equipment as may be reasonably necessary in order for a new agent or the Company to fully assume and commence to perform the agency functions described in this Agreement with a minimum disruption to the Funds' activities.

                  (4) This Agreement shall automatically terminate in the event of its assignment, the term "assignment" for this purpose having the meaning defined in Section 2(a)(4) of the Act and the rules and regulations thereunder of the SEC.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

IVY FUNDS, INC.

By: /s/Henry J. Herrmann
Henry J. Herrmann, President

ATTEST:

By: /s/Kristen A. Richards
      Kristen A. Richards, Secretary

WADDELL & REED SERVICES COMPANY

By: /s/Michael D. Strohm
Michael D. Strohm, President

ATTEST:

By: /s/Daniel C. Schulte
      Daniel C. Schulte, Secretary

Appendix A

Series of Ivy Funds, Inc.

Ivy Asset Strategy Fund
Ivy Capital ProtectionPlus Fund
Ivy Core Equity Fund
Ivy High Income Fund
Ivy International Growth Fund
Ivy Large Cap Growth Fund
Ivy Limited-Term Bond Fund
Ivy Mid Cap Growth Fund
Ivy Money Market Fund
Ivy Municipal Bond Fund
Ivy Science and Technology Fund
Ivy Small Cap Growth Fund
Ivy Tax-Managed Equity Fund

Appendix B

Standard Reports and Availability

         The following reports will be provided to the Fund on a regular basis with availability as indicated:

A.	Daily

	1.	Printed Trial Balance
	2.	Net Asset Value Worksheet
	3.	Cash Forecast
	4.	Yield Computation, if applicable

B.	Weekly - Tax Lot Ledgers

C.	Monthly

	1.	Tax Lot Ledgers as of month-end
	2.	Working Appraisal as on month-end
	3.	Purchase and Sale Journal for the month
	4.	Summary of Gains and Losses on Securities for the month
	5.	Dividend Ledger for the month (Receivable as of month-end and earned)
	6.	Interest Income Analysis for the month (receivable as of month-end and earned)
	7.	Trial Balance as of month-end
	8.	Net Asset Value Worksheet as of month-end
	9.	Open Trades (payable and receivable for unsettled securities transactions)

D.	Annually

	1.	Purchase and Sale Journal for the year
	2.	Summary of Gains and Losses on Securities for the year
	3.	Broker Allocation Report for the year